CONFORMED COPY



      DISTRIBUTION AGREEMENT DATED AS OF JANUARY 31, 2003, BETWEEN QUILMES INDUSTRIAL (QUINSA) SOCIETE ANONYME, A LUXEMBOURG CORPORATION ("QUINSA"), AND COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV, A BRAZILIAN SOCIEDADE ANONIMA ("AMBEV").



WHEREAS, pursuant to the Share Exchange Agreement dated as of May 1, 2002 (the "Share Exchange Agreement"), AmBev agreed to distribute all of Quinsa's beer products in the Territory on terms substantially similar to those provided under existing distribution agreements with certain other beer producers;

WHEREAS, AmBev and Quinsa recognize that the success of this Distribution Agreement depends upon the fulfillment of the needs of retailers and consumers in the Territory, upon the execution of aggressive, sound and ethical marketing efforts, and upon a conscientious regard for customer service; and

WHEREAS, certain terms used in this Agreement are defined in Section 1 and all other capitalized terms used herein and not otherwise defined have the meanings set forth in the Share Exchange Agreement.


      NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AmBev and Quinsa hereby agree as follows:


I. DEFINITIONS - As used herein, the following terms, which may not be otherwise defined herein, shall have the meanings specified below (equally applicable to both the singular and plural forms):


"AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.


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"AGREEMENT"  shall mean this document, the schedules attached hereto, and any written addenda that expressly purport to vary or supplement the terms of this document and are signed by authorized signatories of both parties;

"BEER" means any fermented alcoholic malt beverage.

"BREWED QUINSA BEER"shall mean the beer designated on Schedule A to this Distribution Agreement imported, distributed and sold by AmBev hereunder;

"CONFIDENTIAL INFORMATION"refers to confidential, non-public or proprietary information disclosed by or on behalf of Quinsa to or for the benefit of AmBev, including information generated by computer and stored on hard disk, floppy diskettes or any other electronic medium, including, without limitation, any such information relating to: (i) the Marks and Intellectual Property, (ii) Brewed Quinsa Beer, (iii) Technical Industrial Information and (iv) any information covered by the following categories and not by the three categories aforementioned: Quinsa's or any of its Affiliates' research, strategic plans, development, product design, engineering data, specifications, processes, formulations, production operations or techniques, equipment layout, planning, purchasing, accounting, finance, selling, marketing, market research, promotional plans, customers, suppliers, and other information of a similar nature. Confidential Information may include designs, specifications and know-how in which Quinsa, its Affiliates or their suppliers or subcontractors have proprietary interests, or with respect to which Quinsa or any of its Affiliates has an obligation to third parties to maintain in confidence. Confidential Information also refers to any analyses, compilations and documents containing any of the information referred to above, whether prepared by the Parties or others. Notwithstanding the foregoing, Confidential Information shall not include information which: (a) is widely known in the industry at the time of disclosure (other than as a result of disclosure by AmBev or its Representatives); (b) is lawfully in the possession of AmBev prior to its disclosure, as evidenced by AmBev's written materials; or (c) has been lawfully obtained by AmBev from a third party or third parties who were not in breach of any nondisclosure obligation to AmBev or Quinsa or any of Quinsa's Affiliates.

"CONTRACT YEAR"    shall mean: (a) for the year 2003, the period commencing on the Effective Date and ending on December 31, 2003; and (b) for each subsequent year after 2003, the twelve-month period commencing on January 1 of such year and ending on December 31 of such year; provided, however, that in the event of termination of this


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Distribution Agreement, the Contract Year shall end on the date of termination.

"CURRENT RATE OF EXCHANGE" means the Brazilian currency/United States dollar closing midpoint exchange rate as published in the Wall Street Journal newspaper for the last business day of the accounting period to which it applies.

"EFFECTIVE DATE" means the date upon which this Distribution Agreement is duly executed by both Parties.

"GOVERNMENTAL ENTITY" means any national, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign;

"INTELLECTUAL PROPERTY" means all matters and things involving intellectual property as the term is used and understood in the trade pertaining to Beer or the method of manufacture or advertising and promotion of Beer, including, but not limited to the Marks, Quinsa Recipes, Confidential Information, Technical Industrial Information as well as any related patents, copyrights (including copyright rights in the packaging, labeling, ornamentation, advertising and promotional activities, plans and materials , including any marketing plans, for Beer) and other related intellectual property rights.

"LICENSED QUINSA BEER" means, to the extent that the board resolution contemplated by Section 2.1.3 is adopted, Beer produced by or under contract for AmBev or its Affiliates in the Territory under the Marks designated in Schedule C pursuant to the terms of this Distribution Agreement.

"MARKS" means all trademarks, service marks or trade names owned by Quinsa and its Affiliates and used in connection with the production, marketing, importing, distribution or sale of Beer now or at any time prior to the termination of this Distribution Agreement, including but not limited to those listed on Schedule C hereto. In addition, for purposes of Section 4.4, the term "Marks" shall also include any variations on the Marks, including variations not permitted by this Distribution Agreement, any marks confusingly similar to the Marks and any Intellectual Property.

"PARTY" or "PARTIES" means either or both of the signatories of this License Agreement.


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"PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

"QUINSA RECIPES" means those Beer-related formulae and processes specified by Quinsa for use by AmBev in connection with the production of Licensed Quinsa Beer.

 "REPRESENTATIVES" of any Person means the Affiliates, directors, officers, employees, agents, advisors and representatives of such Person.

"TECHNICAL INDUSTRIAL INFORMATION" means the information or data disclosed by or on behalf of Quinsa to or for the benefit of AmBev and its Affiliates relating to: (i) the manufacturing processes related to the production of Licensed Quinsa Beer; and (ii) the Quinsa Recipes; and (iii) in the event Quinsa licenses new products to AmBev, such new products of Quinsa or its Affiliates' and their formulation, as soon as commercially marketed by Quinsa or its Affiliates. It is understood, however, that Technical Industrial Information does not include the following: (a) information and data which Quinsa or its Affiliates does not have a right to disclose or the disclosure of which would require the payment of compensation to a third party; and (b) any other technology used by Quinsa or its Affiliates in Argentina or elsewhere or held by Quinsa or its Affiliates under a confidentiality or similar agreement with a third party.

 "TERRITORY" means Brazil and any other country or region in which the Parties hereafter mutually agree to do business together and jointly decide to include in the definition of Territory


II.   DISTRIBUTION

2.1   Importation, Distribution and Sales Rights

2.1.1 Each party understands that all its rights and obligations with respect to the distribution of Imported Quinsa Beer are fully set forth herein.

2.1.2 Quinsa hereby grants to AmBev, on the terms set out in this Distribution Agreement and subject to the limitations herein, the exclusive right to purchase from Quinsa for import into and to distribute, directly or through its distribution network, Brewed Quinsa Beer under the Marks in the Territory. Subject to the limitations below (in clause 2.3), Quinsa agrees that it shall not, directly or through its


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Affiliates, nor shall it authorize others besides AmBev or its Affiliates to, produce, purchase, import, distribute and sell Brewed Quinsa Beer for or within the Territory, or:

             (a) appoint any other person, firm or company as a distributor of the brands listed in Schedule A in the Territory;

             (b) supply Brewed Quinsa Beer to any person, firm or company (other than AmBev or its Affiliates) in the Territory whether for resale, distribution or other purposes;

2.1.3 At any time during the term of this Distribution Agreement and subject to a written previous approval of the board of directors of Quinsa, AmBev and its Affiliates shall have the exclusive right to produce, have produced, bottle, have bottled, distribute, have distributed, sell and have sold Licensed Quinsa Beer in the Territory.

2.1.4 All Licensed Quinsa Beer produced by or under contract for AmBev and its Affiliates for sale in the Territory under the Marks designated on Schedule C hereto pursuant to this Distribution Agreement shall be in conformance with the Technical Industrial Information and shall be of a substantially uniform quality within reasonably designated specifications as determined from time to time by Quinsa.

2.1.5 Every month during the term of this Distribution Agreement, AmBev, at AmBev's expense, shall deliver to Quinsa at a specified test facility located in Argentina, representative product samples of recently produced Licensed Quinsa Beer from each brewery at which it is produced by or on behalf of AmBev or its Affiliates, to enable Quinsa to determine compliance with Section 2.1.4. AmBev shall also supply to Quinsa monthly quality control reports substantially in the form of Schedule B.

2.1.6 At all reasonable times during normal business hours, upon at least seventy-two (72) hours prior notice to AmBev, AmBev agrees to permit Quinsa and/or its duly authorized representatives to (i) visit and inspect any of the properties or facilities at which Licensed Quinsa Beer or related promotional items are is produced, bottled, processed, packaged or stored by or for AmBev or its Affiliates, and (ii) inspect the brewing facilities, brewing procedures, brewing laboratories, packaging and storage and quality control procedures relating to Licensed Quinsa Beer. AmBev will fully cooperate with Quinsa with respect to such inspection and will keep Quinsa advised of each location at which the activities related to the production, bottling, distribution, marketing, or sale of Licensed Quinsa Beer, are taking place.


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2.1.7  Permitted Breweries. Prior to the commencement of commercial brewing of
Licensed Quinsa Beer at a brewery, AmBev shall obtain Quinsa's written approval of the brewery as a brewery for the production of Licensed Quinsa Beer, except that AmBev shall have the right to brew Licensed Quinsa Beer at any brewery owned or operated by AmBev as of the date of this Distribution Agreement for so long as the relevant brewery continues to be owned or operated by AmBev. In the exercise of its approval right, Quinsa may require, as a condition for such approval, modifications to each brewery at which Licensed Quinsa Beer is to be brewed and at related storage facilities. Further, with respect to each brewery at which Licensed Quinsa Beer is to be brewed, AmBev (after consultation with, and inspection by, Quinsa) will conduct or cause to be conducted commercial scale brew tests of the particular Licensed Quinsa Beer to be produced at that brewery.

2.2   Territory

2.2.1 AmBev shall insure that neither it nor any of its Affiliates will, except as Quinsa may otherwise agree in writing:

             (a) actively seek customers, or actively solicit orders, or establish any branch or maintain any distribution depot for Brewed Quinsa Beer or Licensed Quinsa Beer outside the Territory; nor

             (b) fill any order for Brewed Quinsa Beer or Licensed Quinsa Beer for delivery outside of the Territory (or where it has reason to know or reasonably should know that the purchaser intends to, directly or indirectly, distribute the Brewed Quinsa Beer or Licensed Quinsa Beer outside the Territory).

2.2   Exclusive Rights

2.2.1 Quinsa agrees not to produce, sell or distribute, directly or indirectly, in the Territory any brand of beer owned by or licensed to Quinsa or its Affiliates during the Distribution Agreement term except through AmBev.


2.3   Licensed Quinsa Beer Ingredients.

2.3.1 Quinsa will sell to AmBev, and AmBev will purchase only from Quinsa (or its designee), the culture yeast needed for the production of Licensed Quinsa Beer pursuant to this Distribution Agreement.


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2.3.2  Culture yeast purchased by AmBev from Quinsa (or its designee) shall be handled as prescribed by Quinsa. AmBev shall not propagate, or permit any other Person to propagate, such culture yeast (other than in the production of Licensed Quinsa Beer), nor shall AmBev disclose the details of, or use, or allow any other Person to use, such culture yeast for any purpose other than the production of the Licensed Quinsa Beer in accordance with the terms of this Distribution Agreement. AmBev shall not sell, transfer or deliver any such culture yeast supplied by Quinsa or its designee to any Person other |than Quinsa or a Person designated by Quinsa (or otherwise permit any such other Person to obtain the same) without the prior written consent of Quinsa.

2.3.3 All sales of culture yeast by Quinsa (or its designee) to AmBev for use in connection with Licensed Quinsa Beer shall be (i) in the event that Quinsa does not produce such product, at the same price and upon the same terms as purchases of such product are made by Quinsa from its suppliers, or (ii) in the event that Quinsa produces such product, at a price equal to Quinsa's cost of production; provided that AmBev will pay to such suppliers or reimburse Quinsa, as the case may be, for any incremental costs arising in connection with the delivery of such product to the facility or facilities at which Licensed Quinsa Beer is being produced, including but not limited to transportation costs and any and all import or other taxes. Unless otherwise agreed, the prices shall be F.O.B. Quinsa's designated facility.

2.3.4 All such payments by AmBev for cultured yeast, unless otherwise directed by Quinsa, shall be made within sixty (60) days of the appropriate shipment by Quinsa (or its designee), in U.S. Dollars by such means as are specified in written instructions to be provided by Quinsa (or its designee) from time to time. Amounts expressed in a currency other than U.S. Dollars shall be converted into U.S. Dollars at the exchange rate prevailing on the due date for such payment.

2.3.5 AmBev shall obtain such licenses and approvals as may be necessary in connection with the import into and use of the culture yeast supplied by Quinsa or its designee in the Territory.

2.4   Sales Volume Targets

2.4.1 AmBev shall use its best efforts within the budget agreed to by both parties for each Contract Year, to achieve in the Territory, for each such Contract Year, the sales volume targets for Brewed Quinsa Beer or Licensed Quinsa Beer. Sales volume targets will be fixed in good faith from time to time by mutual consent of the Parties. However in the event AmBev does not meet the sales volume target, Quinsa shall have no right to any penalty or indemnification of any nature against AmBev or its Affiliates relating thereto, and such fact shall not constitute a just cause to terminate this Distribution Agreement.

2.4.2 Within thirty days after each Contract Year (or if later when such data becomes available), the parties shall use A. C. Neilsen data with respect to on-premise and off-premise volumes in the Territory to determine the market share of the Brewed Quinsa Beer or Licensed Quinsa Beer for the Territory. Where the market size has significantly changed from that applicable in the previous year, the parties shall consider in good faith whether proportional modifications to the sales volume targets for future years are appropriate in light thereof.

2.4.3  Certain Acknowledgements.

      a) AmBev agrees that nothing in this Distribution Agreement shall require Quinsa or any of its Affiliates now or at any time during the term of this Distribution Agreement to:

      (i) maintain or alter the formula, ingredients or packaging of Licensed Quinsa Beer or the container thereof;

      (ii) restrict Quinsa's or its Affiliates' production and/or sale of any brands of Beer other than Licensed Quinsa Beer and/or other products outside the Territory; or

      (iii)  restrict its conduct of any other business.

      b) AmBev agrees that nothing in this License Agreement shall permit AmBev to alter the formula, ingredients, packaging or labeling of Licensed Quinsa Beer.

III.  PARTIES' UNDERTAKINGS

3.1   During the term of this Distribution Agreement, AmBev shall:

(a) distribute and sell, directly or indirectly, Brewed Quinsa Beer throughout the Territory and purchase and import Brewed Quinsa Beer into the Territory;

(b) to the extent that the board resolution contemplated by Section 2.1.3 is adopted, produce, have produced, bottle, have bottled, distribute, have distributed, sell and have sold Licensed Quinsa Beer throughout the Territory;

(c) to the extent available and commercially reasonable, obtain and maintain at all times during the term of this Distribution Agreement and


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thereafter for so long as any Brewed Quinsa Beer or Licensed Quinsa Beer remains in distribution by AmBev, product liability insurance covering its activities hereunder in amounts and on terms considered reasonable by the AmBev board of directors from time to time;

(d) obtain such material approvals, licenses and permits as may be required from time to time under the laws and regulations in the Territory in connection with the production, bottling, distribution, marketing and sale of Brewed Quinsa Beer or Licensed Quinsa Beer contemplated by this Distribution Agreement;

(e) maintain, or cause others to maintain at all times, in warehouses that are suitable for such purposes, an inventory of Brewed Quinsa Beer and, to the extent that the board resolution contemplated by Section 2.1.3 is adopted, Licensed Quinsa Beer which it reasonably believes to be sufficient to meet anticipated demand and;

(f) maintain an appropriate sales and delivery force and a proper system for recording orders, deliveries and other pertinent matters helpful in the marketing and distribution of Brewed Quinsa Beer and, to the extent that the board resolution contemplated by Section 2.1.3 is adopted, Licensed Quinsa Beer in the Territory (which records shall be available for discussion with Quinsa representatives during the regular hours of business);

(g) supply Quinsa with regular written reports (on a monthly basis) describing the sales of Brewed Quinsa Beer in the Territory;

(h) adhere to all conditions that may be reasonably prescribed by Quinsa in relation to the storage of Brewed Quinsa Beer or Licensed Quinsa Beer including:

      (i) ensuring that Brewed Quinsa Beer and Licensed Quinsa Beer that exceeds the expiration date referred to below is not sold in the marketplace;

      (ii) ensuring that all Licensed Quinsa Beer that it produces or has produced is coded with an appropriate expiration date, such date to be based on an appropriate period between production and expiration of Licensed Quinsa Beer to be agreed upon by the Parties promptly after the Effective Date; and

      (iii) follow with respect to Brewed Quinsa Beer and Licensed Quinsa Beer practices and procedures relating to outdated, damaged or otherwise unmarketable inventory that are consistent with the practices


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and procedures followed by AmBev and its Subsidiaries with respect to the AmBev brands in the Territory.

i) upon the occurrence of any material quality problem, (i) suspend the production, bottling, distribution, marketing, sale and resale (or cause the suspension of the production, bottling, distribution, marketing, sale and resale) of Licensed Quinsa Beer immediately upon discovery by AmBev of such problem or receipt by AmBev of a request from Quinsa for such suspension that is reasonable under the prevailing circumstances, (ii) promptly destroy any product with any such quality problem, and (iii) immediately notify Quinsa and provide full details pertaining to such event, and provide written reports and other assistance as may reasonably required by Quinsa in order to gain information pertaining to the event and to take any other appropriate action in response thereto;

j) promptly after any general manager of AmBev or its Subsidiaries becomes aware of or has reason to believe that (i) any of Quinsa's trade secrets, Marks, Intellectual Property, Technical Industrial Information or other Confidential Information or details pertaining thereto, or any of the terms, conditions or other facts contained in this Distribution Agreement or with respect to Licensed Quinsa Beer, have inadvertently or otherwise been disclosed to or obtained by or are being used by any unauthorized third party, or (ii) an unauthorized person has gained access to culture yeast or any other ingredient supplied by Quinsa or its designee for use in connection with this Distribution Agreement or details pertaining thereto, immediately notify Quinsa and provide full details pertaining to such event, and shall provide written reports and other assistance as may reasonably required by Quinsa in order to gain information pertaining to the event and to take appropriate action in response thereto; and

k) use its best efforts and fully cooperate with Quinsa in connection with the registration or obtaining, maintenance and enforcement of Quinsa's or any of its Affiliate's rights in and to the Marks both inside and outside of the Territory.

l) to the extent that the board resolution contemplated by Section 2.1.3 is adopted, apply to the production, bottling, distribution, marketing and sale of Licensed Quinsa Beer, practices, procedures and standards consistent with the practices, procedures and standards applied by AmBev and its Subsidiaries in connection with the production, bottling, distribution, marketing and sale of AmBev's brands;


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m)    (i) report to Quinsa any non-routine or otherwise material correspondence or communications that it receives from (x) any Governmental Entity concerning Brewed Quinsa Beer or Licensed Quinsa Beer, or (y) any other Person if such correspondence or communications pertain to any claims, including, without limitation, (A) claims for product liability or infringement of Intellectual Property, or (B) material consumer complaints that reasonably would be expected to (i) result in material legal action against either Quinsa or AmBev, or (ii) materially adversely affect the reputation of Quinsa or AmBev, or (iii) result in the disclosure by Quinsa or AmBev of any product defects or the implementation by Quinsa or AmBev of any product recalls; and (ii) promptly provide to Quinsa copies of such correspondence or communications;

3.2   During the term of this Distribution Agreement, Quinsa shall

(a) maintain and protect the rights in those Marks as prescribed in Clause IV below;

(b) provide AmBev with freshness and storage guidelines as well as other information useful in monitoring and maintaining the quality of Brewed Quinsa Beer and, to the extent that the board resolution contemplated by Section 2.1.3 is adopted, Licensed Quinsa Beer in the marketplace;

(c) obtain such approvals, licenses and permits as it may require from time to time under the laws and regulations of the Republic of Argentina in connection with (i) the exportation of Brewed Quinsa Beer and (ii) to the extent that the board resolution contemplated by Section 2.1.3 is adopted, the production, exportation, distribution, marketing and sale of Licensed Quinsa Beer ingredients referred to in Section 2.3;

(d) ensure that all Brewed Quinsa Beer is exported to Brazil within 30 days from the date of its production by Quinsa or its Affiliates;

(e) to the extent that the board resolution contemplated by Section 2.1.3 is adopted, provide all necessary formulae, recipes, technical guidelines and process information to produce Licensed Quinsa Beer in accordance with the terms of this Distribution Agreement;

(f) to the extent that the board resolution contemplated by Section 2.1.3 is adopted, provide all necessary guidelines regarding packaging materials and their subsequent changes and improvements in due time to ensure an adequate chain of supply time to AmBev's production facilities;


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(g)   conduct Quinsa's business in a manner that will reflect favorably upon
Brewed Quinsa Beer and Licensed Quinsa Beer so as to preserve the goodwill of retailers and consumer acceptance of Brewed Quinsa Beer and Licensed Quinsa Beer in the Territory;

IV.   Marks

4.1 The Marks and the appurtenant goodwill and Intellectual Property are the sole property of Quinsa in the Territory and elsewhere. AmBev acknowledges the validity and enforceability of the Marks and the sole and exclusive ownership of those Marks and other related Intellectual Property by Quinsa. AmBev agrees that it shall not, at any time during this Distribution Agreement or thereafter, challenge said validity or enforceability of the Marks or other related Intellectual Property for any reason or Quinsa's sole and exclusive ownership thereof. Any registration of the Marks shall be made in the name and at the expense of Quinsa or its Affiliates as the sole owner of such Marks and shall remain the property of Quinsa or its Affiliates. Quinsa shall continue to be the owner of the Marks in the Territory; provided that, until such time, if any, as this Distribution Agreement is terminated pursuant to Section 15 hereof, Quinsa will not take any action with respect to any of the Marks in the Territory that is inconsistent with, or materially and adversely affects, the rights of AmBev under this Distribution Agreement.

4.2 Quinsa hereby appoints AmBev as an authorized importer and distributor for the Territory.

4.3 AmBev hereby agrees that the Marks and the appurtenant goodwill are the sole property of Quinsa in the Territory and elsewhere.

4.4 AmBev agrees that it will not, by virtue of any of its activities hereunder, obtain any ownership interest in or title to the Marks, or in any registrations thereof, and that any uses of such Marks that it makes shall inure only to the benefit of Quinsa. If by operation of law or otherwise AmBev shall obtain any ownership interest in or to the Marks, upon written request by Quinsa, AmBev shall promptly assign such ownership interest in the Marks to Quinsa or its designee (or if Quinsa so requests, grant a perpetual royalty-free license to Quinsa or its designee to use the Marks) without charge. Each Party agrees to sign (at Quinsa's expense) all agreements (and cancellation agreements) that the other may reasonably require relating to Brewed Quinsa Beer or Licensed Quinsa Beer in the Territory, provided that the terms of such agreement shall be consistent with the terms of this Distribution Agreement.


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4.5   AmBev shall have no right to take or require any action with respect to registering or otherwise obtaining, maintaining, or enforcing rights in and to the Marks, including, without limitation, any action with respect to the registration of any Mark or variation thereon as a trademark, service mark, trade name, business name or internet domain name in any national, state or local registry established for the purpose of recording the same, but shall cooperate (at Quinsa's expense) in any such actions as requested by Quinsa or its designee.

4.6 AmBev agrees that except as permitted herein, during the Distribution Agreement term and thereafter, it will not (either alone or in concert with others) use or attempt to register any (i) mark confusingly similar to the Marks or (ii) any label, package or product ornamentation confusingly similar to those used in connection with Brewed Quinsa Beer or Licensed Quinsa Beer, for any type of product.

4.7. Trademark Usage. All labels, containers, packaging and materials bearing a Mark shall be of a quality that conforms to the specifications approved by Quinsa.

4.8. Limitations on License. AmBev shall not, directly or indirectly, use, or authorize the use of, any of the Marks in connection with the production, bottling, distribution, marketing, sale or resale of Brewed Quinsa Beer or Licensed Quinsa Beer that does not meet the requirements of this Distribution Agreement.

V - PURCHASE PRICE AND PAYMENT

5.1 The price to paid for each order of Brewed Quinsa Beer sold by Quinsa to AmBev shall be determined such that Quinsa receives a net amount equivalent to 3% of the Net Revenues (as defined in Section 7.1) of the sales by AmBev and its Affiliates of Brewed Quinsa Beer, and all importation fees, taxes, duties and licenses shall be the responsibility of AmBev

5.2. Purchase price payments to Quinsa for Brewed Quinsa Beer shall be made within 30 (thirty) days of date of shipment. Such payments shall be made at a bank selected by Quinsa.


VI - DELIVERY, TITLE, RISK OF LOSS AND TRANSPORTATION

6.1 Brewed Quinsa Beer sold to AmBev shall become the property of AmBev, with title passing and the risk of loss being assumed by AmBev as it passes the ship's rail at the port of exit from Argentina


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6.2  Subject to the AmBev complying with such reasonable ordering procedures as are agreed between the parties, delivery of Brewed Quinsa Beer shall be made within thirty (30) days of Quinsa's receipt of the relevant order for the same. Such orders may be cancelled without penalty up to two (2) days prior to commencement of production pursuant to such order.

6.3 Brewed Quinsa Beer shall be transported and packed for shipment from the place of manufacture to an Argentine port of exit in a manner mutually agreed by the parties. Unless otherwise agreed by the parties, Quinsa (or its designee) shall have responsibility for arranging and paying for the transportation with respect to the delivery of Brewed Quinsa Beer to the port of exit in Argentina. AmBev shall be responsible for arranging and paying for the transportation from the port of exit in Brazil to the port of entry in Brazil.


VII.  ROYALTY

7.1 AmBev hereby agrees to pay Quinsa a royalty of 3% (three per cent) of the Net Revenues AmBev receives due to sales of Licensed Quinsa Beer sold by AmBev in the Territory. "Net Revenues" shall mean gross revenues due to sales of Licensed Quinsa Beer by AmBev hereunder, minus any applicable value added or other recoverable taxes thereon, less sums returned to the customer due to returns thereof, less sums returned to the customer due to discounts thereon, less sums of any import goods, parts or components. Where revenues or expenses are in other than a Brazilian currency, they shall be converted to Brazilian currency amounts using the exchange rates applicable as of the last business day of the calendar quarter. Royalties hereunder shall then be paid on a calendar quarterly basis within fifteen days after each quarter, at the Current Rate of Exchange.

7.2 Payments under clause 7 shall be made in U.S. Dollars at a bank selected by Quinsa, and each such payment shall be accompanied by a statement from AmBev giving explanatory details of sales and computation of royalties as may be reasonably requested by Quinsa. Records of and relating to royalties due shall be maintained and retained by AmBev.

7.3 AmBev shall maintain records of all papers, correspondence, proof of payment, ledgers, books, accounts and other information relating to its services hereunder or performance hereunder. Quinsa or its designee may inspect, examine and review such records (and make copies thereof) at any time upon at least five days' notice during normal business hours during the Distribution Agreement and for two years thereafter.

7.5 All royalty payments to be made hereunder by AmBev to Quinsa shall be without deduction of any kind whatsoever, including, but not limited to, taxes, fees, registration or recording taxes, stamp charges, any other similar governmental or quasi-governmental charge, or any setoffs or counterclaims. If AmBev shall pay any taxes on behalf of Quinsa, it shall obtain official tax receipts evidencing such payment and deliver such receipts to Quinsa within thirty days after such receipts are made available to AmBev. In the event that the government of the Territory imposes a withholding tax, the parties shall, if Quinsa so requests, then promptly negotiate increases to the royalty rate so that after the withholding tax is applied Quinsa will thereafter receive from AmBev the amount it would have received if the withholding tax had not existed. If any taxes, during the term of this Distribution Agreement, are imposed or required to be withheld from any payment, AmBev shall (a) increase the amount of such payment so that Quinsa will receive a net amount (after deduction of all taxes) equal to the amount due hereunder and (b) pay all taxes to the appropriate taxing authority for the account of Quinsa and, as promptly as possible thereafter, send Lender an original receipt showing payment thereof.


VIII. INDEMNIFICATION

8.1 Each Party shall indemnify the other Party and its Representatives ("OTHER INDEMNIFIED PERSONS") from, and shall hold the other party and the Other Indemnified Persons harmless against all loss, cost, liability, damage or expense (each, a "LOSS") which may be imposed upon or reasonably incurred by such other Party or Other Indemnified Person, including reasonable attorney's fees and disbursements and reasonable settlement payments, in connection with any claim, action or other proceeding or threat thereof (including fines and other governmentally imposed charges), made or instituted in which the other Party or any Other Indemnified Person may be involved by reason of:

In the case of Quinsa:

a) any Loss, including, without limitation, a Loss arising from a product liability claim, arising out of (i) Ambev's distribution, storage and sale of Brewed Quinsa Beer, or except where, and only to the extent that, such Loss is primarily caused by any defect in the Quinsa manufacture or (ii) AmBev's production, bottling, distribution, marketing, sale and/or resale of Licensed Quinsa Beer, except where, and only to the extent that, such Loss is primarily caused by any defect in the Quinsa Recipes;

b) any Loss caused primarily by any advice or determination made by AmBev under this Distribution Agreement or in connection with the production, bottling, distribution, marketing, sale and/or resale by AmBev of Brewed Quinsa Beer or Licensed Quinsa Beer which is knowingly false or misleading; or

c)    any tortious act on the part of AmBev.


In the case of Ambev:

a) any Loss, including, without limitation, a Loss arising from a product liability claim relating to (i) Brewed Quinsa Beer to the extent, but only to the extent, that such Loss is primarily caused by any defect in the manufacture or transportation to the port of exit of Argentina by Quinsa, its Affiliates or any of their assignees, contractors, or vendors of the Brewed Quinsa Beer (ii) Licensed Quinsa Beer to the extent, but only to the extent, that such Loss is primarily caused by any defect in the Quinsa Recipes; or

b)    any tortious act on the part of Quinsa.

8.2. Notwithstanding anything to the contrary set forth herein, Quinsa shall have no liability to AmBev for any breach by Quinsa of any provision hereof (a) to the extent that such breach is solely and directly attributable to any decision, action, failure to decide or failure to act by any person or persons who serve as directors of Quinsa and who were nominated or elected, directly or indirectly, by AmBev or its Affiliates or (b) to the extent that such breach occurs or continues after the First Stage Closing Date (as defined in the Stock Purchase Agreement dated May 1, 2002, between Beverage Associates (BAC) Corp., a British Virgin Islands corporation and AmBev)).


IX. REPRESENTATIONS AND WARRANTIES

9.1  AmBev represents and warrants that:

(a) it has all requisite corporate power and authority to execute and deliver this Distribution Agreement and to consummate the transactions contemplated hereby;

(b) AmBev's execution and delivery of, and performance of its obligations under, this Distribution Agreement has been duly and validly authorized by all requisite action on the part of the AmBev, and this Distribution Agreement constitutes a valid and binding obligation of AmBev, enforceable against it in accordance with its terms, except as enforceability hereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity;

(c) the execution, delivery and performance by AmBev of this Distribution Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not (a) violate in any material respect any constitution, law, statute, treaty, rule, ordinance, permit, certificate, directive, requirement, regulation or order of any federal, state, municipal, or other government, governmental department, commission, board, bureau, agency or instrumentality, or any court or tribunal, to which AmBev or any of its Subsidiaries or any of its assets is subject, (b) violate any provision of the memorandum and articles of association and other organizational documents of AmBev or any of its Subsidiaries, (c) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material contract or agreement to which AmBev or any of its Subsidiaries is a party or by which any of its respective assets is bound or (d) result in the imposition of any security interest, pledge, lien, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, right of first refusal or first offer, option, commitment or other similar arrangement or interest in real or personal property, whether oral or written, upon any of the assets of AmBev or any of its Subsidiaries; and

(d) Other than approvals required by Central Bank of Brazil, INPI (National Institute of Industry Property) and the Brazilian antitrust authorities, no approval, authorization, order or consent of, declaration to, or registration or filing with, any governmental or regulatory authority in the Territory is required for the valid execution and delivery by it of this Distribution Agreement, or for the performance of its obligations hereunder and thereunder.

9.2  Quinsa represents and warrants that:

(a) it has all requisite corporate power and authority to execute and deliver this Distribution Agreement and to consummate the transactions contemplated hereby;

(b) Quinsa's execution and delivery of, and performance of its obligations under, this Distribution Agreement has been duly and validly authorized by all requisite action on the part of Quinsa, and this Distribution Agreement constitutes a valid and binding obligation of Quinsa, enforceable against it in accordance with their terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity;

(c) the execution, delivery and performance by Quinsa of this Distribution Agreement, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof do not (a) violate in any material respect any constitution, law, statute, treaty, rule, ordinance, permit, certificate, directive, requirement, regulation or order of any federal, state, municipal, or other government, governmental department, commission, board, bureau, agency or instrumentality, or any court or tribunal, to which the Quinsa or any of its Subsidiaries or any of its assets is subject, (b) violate any provision of the memorandum and articles of association and other organizational documents of Quinsa or any of its Subsidiaries, or (c) result in the imposition of any security interest, pledge, lien, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, right of first refusal or first offer, option, commitment or other similar arrangement or interest in real or personal property, whether oral or written, upon any of the assets of Quinsa or any of its Subsidiaries; and

(d) it has all material permits and licenses necessary to perform its obligations pursuant to this Distribution Agreement as in existence on the date hereof.

(e) no approval, authorization, order or consent of, declaration to, or registration or filing with, any governmental or regulatory authority in the Territory is required for the valid execution and delivery by it of this Distribution Agreement to which it is a party, or for the performance of its obligations hereunder and thereunder.


X.  COMPLAINT PROCEDURES

10.1 AmBev shall promptly notify Quinsa of any complaints and/or litigation relating to the Brewed Quinsa Beer or Licensed Quinsa Beer, and where such complaint or litigation may reflect unfavorably on the reputation of Brewed Quinsa Beer or Licensed Quinsa Beer shall afford to Quinsa (at its expense) reasonable facilities to investigate the same.


XI.  MARKETING

11.1 AmBev shall, after consultation with Quinsa, develop, and present to the Quinsa board or directors for approval, the overall policies regarding brand positioning of Brewed Quinsa Beer and Licensed Quinsa Beer including, without limitation, the policies and strategies relating to image, class and target price and shall determine the fit and placement of Brewed Quinsa Beer and Licensed Quinsa Beer within AmBev's brand portfolio. Such overall policies and strategies must be consistent with Quinsa's policies and strategies for Brewed Quinsa Beer and Licensed Quinsa Beer outside the Territory.

11.2  Advertising Materials

11.2.1 The Parties agree to used their best efforts to insure that all promotional, marketing and advertising activities, plans and materials involving the use of the Marks as contemplated herein:

             (a) are truthful and in accordance with recognized standards of commercial ethics;

             (b)   are in good taste;

             (c) do not disparage or impair the Marks, Quinsa and its Affiliates, AmBev and its Affiliates or Brewed Quinsa Beer or Licensed Quinsa Beer sold in connection therewith;

             (d) do not knowingly undermine or damage any of the overall marketing strategies developed by Quinsa (in particular but without limitation product positioning and brand image strategies); and

11.2.2 AmBev agrees not to use, in connection with the sale or distribution of Brewed Quinsa Beer or Licensed Quinsa Beer, any marketing, advertising or promotional material or program unless such material or program has been approved by Quinsa. All electronic communications materials or programs involving Brewed Quinsa Beer or

Licensed Quinsa Beer shall be submitted to Quinsa for approval at each stage of development and production of such material or program (i.e., briefing, copy and offline) prior to use by AmBev, such approval rights to be exercised by Quinsa in good faith.


11.3  Advertising

11.3.1 Quinsa shall use reasonable efforts to make available to AmBev samples of its advertising which has been publicly used in Argentina for advertising Brewed Quinsa Beer and Licensed Quinsa Beer for adaptation by AmBev, at its expense, during this Distribution Agreement to advertise Brewed Quinsa Beer and Licensed Quinsa Beer in the Territory. In connection with such activities, AmBev shall take all precautions necessary to protect Quinsa's copyrights in Quinsa's advertising, including using appropriate international copyright notices. For the avoidance of doubt, all advertising expenses for Brewed Quinsa Beer and Licensed Quinsa Beer hereunder shall be paid by Ambev.



XII.  CONFIDENTIALITY

12.1 Confidential Information. AmBev acknowledges that Quinsa, during the term of this Distribution Agreement, may make available to AmBev directly or to its Representatives certain Confidential Information.

12.2 Ownership of Confidential Information. All Confidential Information shall remain the sole property of Quinsa. AmBev shall not obtain any intellectual property rights in, nor have the right to use, except as stated herein, any such Confidential Information disclosed to it by or on behalf of Quinsa.

12.3 Treatment of Confidential Information. AmBev shall use the Confidential Information solely in connection with the performance of its obligations and the exercise of its rights under this Distribution Agreement, and except as set forth in Section 12.4, will not, without Quinsa's prior written consent, disclose the Confidential Information to any Person directly or indirectly, other than its Representatives who need to know such information in connection with performance by AmBev of its obligations or the exercise by Ambev of its rights hereunder; provided that AmBev will advise its Representatives of the terms of this Section 12 and, if such Representatives are external advisors or agents, will further require such Representatives to acknowledge, in a manner acceptable to Quinsa, the confidentiality of the Confidential Information. AmBev will be responsible for any breach of this
Section 12 by its Representatives. Upon any termination of this Distribution Agreement, AmBev shall return to Quinsa all of Quinsa's Confidential Information, including all magnetic, computer-resident and other electronic data, photostatic, or other copies, or derivatives thereof, provided pursuant to this Distribution Agreement. All other analyses, compilations and documents containing or reflecting any of the Confidential Information prepared by or on behalf of AmBev shall be destroyed, such destruction to be confirmed in writing.

12.4 Disclosure Due to Requirements of Law. In the event that AmBev is legally compelled, requested or required (by legal, administrative, or similar process, including but not limited to oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose to any third party any of the Confidential Information, it shall provide Quinsa with prompt written notice of any such request or requirement so that Quinsa may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Distribution Agreement. If in the absence of a protective order or other remedy or the receipt from Quinsa of a waiver, AmBev is nonetheless legally compelled, as evidenced by receipt by Quinsa of a written opinion of legal counsel to AmBev reasonably acceptable to Quinsa, to so disclose Confidential Information (including to any tribunal or administrative agency), AmBev may, without liability hereunder, so disclose to the third party (including a tribunal or administrative agency) only that portion of the Confidential Information which such counsel advises is legally required to be disclosed, and will exercise its best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with Quinsa to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information (including by such tribunal or administrative agency).

12.5 Specific Performance. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 12 by AmBev and that, with respect only to AmBev's confidentiality obligations under this Section 12, Quinsa, subject to applicable law, shall be entitled to equitable relief, including, without limitation, provisional or injunctive relief, and/or specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by AmBev of this Section 12, but shall be in addition to all other remedies available at law to Quinsa. AmBev agrees not to oppose the granting of such equitable relief on the ground that an adequate remedy exists at law, and to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Section 12, if AmBev has breached a provision of this Section 12, then AmBev shall be liable and shall pay to Quinsa the reasonable legal fees and any other expenses, in U.S. Dollars, that Quinsa has incurred in connection with such litigation, including any appeal therefrom. Amounts expressed in a currency other than U.S. Dollars shall be converted into U.S. Dollars at the exchange rate prevailing on the due date for such payment.


XIII. FORCE MAJEURE

13.1 The failure of a Party to perform any of its obligations under this Distribution Agreement, if caused by acts of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riots, hostilities not amounting to war, sabotage, accident, embargo, government priority, requisition or allocation, or other action of any government authority, or by interruption of or delay in transportation, shortage or failure of supply of materials or equipment from normal sources for manufacture of the products specified herein, labor strikes, or by compliance with any order or request of any government or any officer, department, agency, or committee thereof, or any other circumstances of like character beyond the reasonable control of that Party ("FORCE MAJEURE"), shall not subject that Party to any liability to the other. Upon the occurrence of any event of Force Majeure, the Parties shall use their respective best efforts to minimize the effects of such event and to overcome such event as soon as practicable. In the event that this Distribution Agreement is terminated by Quinsa pursuant to Section 15.2.d), then (i) Quinsa shall enter into such other arrangements with AmBev as AmBev may reasonably request in order to permit AmBev to continue to obtain the benefits of, and to assume its obligations under, this Distribution Agreement and (ii) immediately upon elimination or termination of the circumstances giving rise to such event of Force Majeure, this Distribution Agreement automatically shall be reinstated and each Party shall execute and deliver such documents as the other Party may reasonably request to evidence such reinstatement. If there should occur an event of Force Majeure and this Distribution Agreement remains in effect, Quinsa shall have the right to supply Brewed Quinsa Beer and Licensed Quinsa Beer to existing customers in the Territory; provided that Quinsa shall use its best efforts to provide to AmBev the economic benefit of such sales of Brewed Quinsa Beer and Licensed Quinsa Beer and AmBev shall use its best efforts to reimburse Quinsa for any costs of such sales that were borne by Quinsa but that, in the absence of such event of Force Majeure, would have been borne by AmBev under the terms of this Distribution Agreement.

XIV.  RELATIONSHIP OF PARTIES

14.1 Nothing herein shall authorize either party to act as an agent for the other, or to make representations on behalf of the other, nor bind the other in any manner whatsoever. Nothing in this Distribution Agreement shall be deemed to create a partnership between the parties.


XV.  TERM AND TERMINATION

15.1   Term of Distribution Agreement

15.1.1 Upon execution by both parties, this Distribution Agreement shall be deemed effective and shall remain in force through December 31, 2013, renewable for an additional period of 10 years upon agreement of both parties unless terminated earlier as provided below.

15.2  Termination

15.2.1 This Distribution Agreement may be terminated with immediate effect at either party's sole discretion upon the occurrence of any of the following events, any of which both parties agree constitutes good and just cause for termination:

(a) to the maximum extent permitted by applicable law, where any action, application or proceeding is taken by the other party for a voluntary arrangement or composition or restructuring of its debts; the presentation of an administrative petition; its winding up or dissolution; the appointment of a liquidator, trustee, receiver, administrative receiver or similar officers; a petition for a bankruptcy order or an application for a voluntary arrangement; or

(b)   the other party is unable to pay its debts when due;

(c) there is a material default, breach or failure of the other party to perform any term of this Distribution Agreement which is not cured within thirty days after such party receives notice of default, breach or failure from the aggrieved party; or

(d) subject to Section 13.1, by either Party in the event a circumstance of Force Majeure causes the continuous interruption of (i) any of the import, distribution, or sale of Brewed Quinsa Beer or (ii) to the extent that the board resolution contemplated by Section 2.1.3 is adopted, any of the production, bottling, distribution, or sale of Licensed Quinsa Beer by AmBev contemplated by this Distribution Agreement for a period of twelve
(12) consecutive months.


15.2.3 Other than as a result of a change in control of Quinsa that is the result of the Exchange (as defined in Section 1.04 of the Stock Purchase Agreement), this Distribution Agreement may also be terminated at a party's sole discretion upon giving at least sixty days written notice to the other party if there is a change of ownership of the other party (or any Affiliate of the other party) which results in a change of control of the other party which the first party deems in good faith adverse to its interest. Within thirty days of any such change, the other party will provide the first party with written notice as to the details of the change.

15.2.4 This Distribution Agreement may also be terminated at a party's sole discretion upon giving at least sixty days' written notice to the other party if there is an adverse communication by a governmental authority of the Territory indicating that the present form of the Distribution Agreement is unlawful.


15.3   Purchase Of Inventory

(a) If this Distribution Agreement is terminated, then, subject to Section 13.1, AmBev will promptly sell and deliver to Quinsa (or Quinsa's designee), and Quinsa will purchase (or cause to be purchased by its designee) from AmBev, AmBev's inventory of applicable culture yeast purchased from Quinsa or its designee and, if Quinsa so requests in writing within thirty (30) days of such termination, AmBev will promptly sell and deliver to Quinsa (or Quinsa's designee) and Quinsa will purchase (or cause to be purchased by its designee) from AmBev the inventory of Brewed Quinsa Beer and Licensed Quinsa Beer which is still in AmBev's possession on the date of such request and which AmBev has not yet sold or committed to a third party as of the date of such request.

(b) The purchase price for such products shall be the cost to AmBev of purchasing or producing such products plus government taxes and duties, transportation and other expenses, if any, paid or incurred by AmBev thereon which are not refundable to AmBev (as advised in writing by Ambev to Quinsa). Quinsa shall be obligated to purchase only such products as are of marketable or usable quality and shall not purchase any out-of-date products or products that have an expiration date occurring within the following thirty (30) days. To the extent that Quinsa does not purchase any inventory of Brewed Quinsa Beer or Licensed Quinsa Beer, AmBev shall retain the non-exclusive right to sell, in the Territory, for a period of ninety (90) days following the date of termination of this Distribution Agreement, all Licensed Quinsa Beer produced prior to the termination of this Distribution Agreement and all Licensed Quinsa Beer in process that was finalized after the termination of this Distribution Agreement as contemplated by this Section 15.3.b). All Licensed Quinsa Beer in process as of the date of any termination of this Distribution Agreement will be finalized and bottled and shall be incorporated as part of the inventory to be purchased by Quinsa or sold by AmBev, as the case may be, in accordance with the terms of this Distribution Agreement.

15.4.  Effect of Termination.

15.4.1  If this Distribution Agreement is terminated, then, subject to Sections
13.1 and 15.3, AmBev's right to produce Licensed Quinsa Beer shall be automatically and immediately terminated. Promptly after such termination, subject to Sections 13.1 and 15.3, (i) at Quinsa's option, AmBev shall resell to Quinsa and Quinsa shall purchase from AmBev at cost any cultured yeast purchased from Quinsa hereunder, or AmBev shall destroy such cultured yeast at Quinsa's expense and Quinsa shall reimburse AmBev for the cost thereof previously paid by AmBev, and (ii) AmBev shall not use or make any reference to the Marks, nor use any label, package, promotional item, or product ornamentation with respect to the sale of any product of any kind whatsoever that is confusingly similar to the labels, packages, promotional items, or product ornamentation used in connection with Brewed Quinsa Beer or Licensed Quinsa Beer. Subject to Sections 13.1 and 15.3, upon termination of this Distribution Agreement, (i) all rights granted to AmBev to use the Marks shall terminate immediately and AmBev agrees that it shall make no further use of the Marks; (ii) AmBev shall return to Quinsa all Technical Industrial Information, as well as all unused labeling, packaging, product ornamentation, advertising, promotional items and the like bearing any of the Marks; and (iii) AmBev shall take whatever action may reasonably be requested by Quinsa to confirm that all rights to use the Marks have reverted to Quinsa or its designee, including, where appropriate, the execution of such assignments and confirmatory documents as may be reasonably requested by Quinsa. In addition, subject to Sections 13.1 and 15.3, AmBev shall return to Quinsa all Confidential Information as required pursuant to Section 12.3, and not thereafter use any Confidential Information. Subject to Sections 13.1 and 15.3, Quinsa shall be entitled to take all steps necessary for the removal of the name of AmBev as an authorized user of the Marks from all governmental registries, if applicable, without opposition or hindrance from AmBev, and AmBev shall cooperate by signing all necessary documentation submitted by Quinsa and taking all necessary action to this effect.

15.5  Survival of Certain Obligations

      Upon termination of this Distribution Agreement in accordance with its terms, the rights and obligations of the Parties to each other hereunder shall terminate and all unfilled orders shall be deemed canceled; provided that:

a) the provisions of Sections 4, 3.1 (c), 8.1, 12.2 through 12.5, 13.1, 15.4, 15.5, 16.1, 17.1 and 18.1 through 18.7 shall survive such termination;

b) any and all rights as to which a Party shall have provided written notice to the other Party prior to such termination (including in respect of alleged breaches of representations or covenants herein) shall survive.

XVI. NOTICES

16.1 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by fax or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or fax, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(i) if to Quinsa,
Teniente General Peron 667
Buenos Aires, Argentina, 1038

Attention: Chief Executive Officer

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York, 10017,

Attention: Diane Kerr; and

(ii) if to AmBev,
Companhia de Bebidas das Americas - AmBev

Rua Dr. Renato Paes de Barros, no. 1.017,
3o andar cjs. 31 e 32
04530-000 Sao Paulo, SP
Brazil

Attention: Chief Financial Officer

with a copy to:
Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York  10019

Attention: David Mercado

The address or number at which a party is to receive such notices may be changed by that party by notice to the other party given as herein provided.


XVII.  GOVERNING LAW.

17.1 Governing Law. This Distribution Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.


XVIII.  MISCELLANEOUS PROVISIONS

18.1  All Agreements Incorporated Herein; Amendments; Waivers

      This Distribution Agreement sets forth the entire agreement and understanding of the parties with respect to this subject matter, and supersedes all prior agreements, arrangements, and understandings between them relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Quinsa or AmBev which is not set forth in this Distribution Agreement, and neither Quinsa nor AmBev shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth in this Distribution Agreement. This Distribution Agreement may be amended, modified, or superseded only by a written agreement signed by both parties. The failure of a party at any time or times to require the performance of any provision hereof shall not affect the right of such party to require performance of the same at a later date.

18.2 Severability. If any provision of this License Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

18.3 Assignment. Neither Party may assign this Distribution Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of the other Party, and any assignment without such consent of the other Party shall be void; except that each Party shall have the unrestricted right to assign this Distribution Agreement to any of its Affiliates without the prior written consent of the other Party, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

18.4 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

18.4 Further Assurances. Each party agrees to do all acts and things and to make, execute and deliver such further written instruments, as may from time to time be reasonably required to carry out the terms and provisions of this Distribution Agreement.

18.5 No Agency. No provision of this Distribution Agreement shall be construed as authorizing any party to act as an agent for the other, or to make representations on behalf of the other nor bind any other party in any manner whatsoever.

18.6 No Third Party Beneficiaries. This Distribution Agreement shall be binding upon and for the sole benefit of the parties hereto and their respective legal representatives and permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such legal representatives and permitted successors and assigns, any legal or equitable rights hereunder.

18.7. Arbitration.

a) Any and all differences, controversies and disputes of any nature whatsoever arising out of or relating to this Distribution Agreement, including without limitation any dispute relating to its validity, interpretation, performance or termination, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The arbitration proceedings shall be conducted in the English language and the seat of the arbitration shall be New York City. The arbitrators appointed in connection herewith shall be knowledgeable in the laws of the State of New York and fluent in the English language.

b) All submissions and awards in relation to arbitration under this Distribution Agreement shall be made in English, and all arbitration proceedings and all pleadings shall be in English. Witnesses not fluent in English may give evidence in their native tongue (with appropriate translation). Original documents in a language other than English shall be submitted as evidence in English translation accompanied by the original or true copy thereof.

c) The procedural rules governing arbitration hereunder shall be established by the arbitrators; provided that (i) each party may call upon the other party to supply the arbitrators with documents in such other party's control relevant to the dispute; (ii) each party shall be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (iii) each party shall be entitled to question directly any witnesses who present testimony to the arbitrators; and (iv) at the request of any party, a written transcript in English shall be made of each hearing before the arbitrators and shall be furnished to the parties. The arbitrators may, at the request of any party, order provisional or conservatory measures; provided that to the extent necessary to prevent irreparable damage any party may petition any court of competent jurisdiction for a preliminary injunction, temporary restraining order or other interim equitably relief pending the appointment of the arbitrators in accordance with Section 18.7.a) and action by the arbitrators upon any request for provisional or conservatory measures.

d) Each party participating in such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration and the expense of any witness produced by it. The cost of any stenographic record and all transcripts thereof shall be prorated equally among all parties ordering copies and shall be paid by the parties directly to the reporting agency. All other expenses of the arbitration, including required traveling and other expenses and fees of the arbitrators and the expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be borne as determined by the arbitrators.

e) Any award shall be final and not subject to appeal and the parties waive all rights to challenge any award of the arbitrators under this Section 18.8. Any award may be entered or presented by any of the parties for enforcement in any court of competent jurisdiction sitting in New York City, and the parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of any award. Each party further agrees that service of any process, summons, notice or document in the manner provided for notices in
Section 16 shall be effective service for purposes of any such enforcement action.

18.9 Counterparts. This Distribution Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. An executed counterpart of this Distribution Agreement delivered by fax shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

18.10 Liability for Representatives. Each Party shall ensure that it, and its Representatives observe and perform all of such Party's covenants, representations or warranties set forth in this Distribution Agreement and each such Party shall, at its sole expense, take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from breaching such covenants, representations or warranties, including, but not limited to, any prohibited or unauthorized disclosure or use of Confidential Information.

      IN WITNESS WHEREOF, the Parties have executed this Distribution Agreement as of the day and year first written above.


Quilmes Industrial (Quinsa) Societe Anonyme



/s/ Jacques-Louis de Montalembert       /s/ Agustin Garcia Mansilla
Name: Jacques-Louis de Montalembert     Name: Agustin Garcia Mansilla
Title:Chairman                          CEO Quinsa



Companhia de Bebidas das Americas - AmBev



/s/ Marcel Herrmann Telles              /s/ Victorio Carlos de Marchi
Name: Marcel Herrmann Telles            Name: Victorio Carlos de Marchi
Title:                                  Title:



Companhia Brasileira de Bebidas - CBB



/s/ Marcel Herrmann Telles              /s/ Victorio Carlos de Marchi
Name: Marcel Herrmann Telles            Name: Victorio Carlos de Marchi
Title:                                  Title:

SCHEDULE A

BREWED QUINSA BEER

Quilmes
Pilsen
Iguana
Pacena
Baviera
any other brand that the Quinsa Board agrees upon

SCHEDULE B

SCHEDULE C

MARKS

Trademark       Number          Class           Form of Presentation





 Quinsa undertakes to produce Schedule C within a reasonable period of time of the date hereof.